NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 9, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 23, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Basic Energy Services, Inc. emerged from Bankruptcy on December 23, 2016. As a result, pre-petition stockholders received a total of 75,000 New Common Shares (equivalent to an approximate 1-for-570.093480 reverse stock split of 'Old' Common Stock) and Warrants to purchase 2,066,598 'New Common Shares' (approximately 1 Warrant for each 20.689564 Old Common Stock). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of the 'Old' Common Stock and does not affect the continued listing on the NYSE of the 'New' Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 27, 2016.